State of Delaware
Secretary of State
Division of Corporations
Delivered 11:34 AM 03/14/2025
FILED 11:34 AM 03/14/2025
SR 20251063960 - File Number 3582944

STATE *of* DELAWARE
AMENDED and RESTATED
CERTIFICATE *of* FORMATION

Pursuant to Section 18-208
of the Delaware Limited Liability Company Act

The limited liability company was originally formed in the State of Delaware on May 2, 2024 as a limited liability company.

1. The name of the limited liability company is Forte Investment Fund, LLC.

2. The street address of the company's registered office is 108 W. 13th Street, Suite 100, Wilmington, Delaware, 19801. The name of its registered agent at such address is Vcorp Agent Services, Inc.

3. This Limited Liability Company shall provide for the limitation on liabilities of a series pursuant to 6 Del. C. §18-215. The membership interests of the Company shall be divided into separate series ("Series") designated as set forth in the Operating Agreement. Each Series shall have distinct purposes, issue separate and distinct interests, and have separate assets and liabilities associated with each Series pursuant to the terms of the Operating Agreement. Each Series shall have its own Manager that shall manage the business and affairs of each Series. The Manager is authorized to appoint officers, employees, and agents to provide services exclusively for any of the Series. The debts, liabilities, obligations, and expenses incurred by, contracted for, or otherwise existing with respect to a particular Series shall be enforceable against the assets associated with that Series only, and not against the assets associated with any other Series (or against the assets of the Company generally). All persons or entities who extend credit to (or with respect to) a particular Series, or who contract with (or with respect to) or have a claim against a particular Series, may look only to the assets associated with that Series for repayment of such credit or to enforce or satisfy any such contract or claim.

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Formation on this 13th day of March, 2025.

By: Javan
____
Nazanin Javanmardi, Authorized Person

Title	[For Signature] Forte Investment Fund LLC - AMND RSTD (to...
File name	Forte_Investment_...o_Series__V.2.doc
Document ID	ba5d0e488747c7e31f93758a9cbf5ac96ffa9e47
Audit trail date format	MM / DD / YYYY
Status	Signed

Document History

SENT	**03 / 13 / 2025** 21:12:11 UTC	Sent for signature to Nazanin Javanmardi (n.javanmardi@geracillp.com) from a.quinones@geracillp.com IP: 20.171.65.197
VIEWED	**03 / 13 / 2025** 23:21:50 UTC	Viewed by Nazanin Javanmardi (n.javanmardi@geracillp.com) IP: 23.241.18.234
SIGNED	**03 / 13 / 2025** 23:22:14 UTC	Signed by Nazanin Javanmardi (n.javanmardi@geracillp.com) IP: 23.241.18.234
COMPLETED	**03 / 13 / 2025** 23:22:14 UTC	The document has been completed.